VENTURE LENDING & LEASING VII, INC.
Secretary’s Certificate

I, Martin D. Eng, the Secretary of Venture Lending & Leasing VII, Inc. (“Fund VII”), hereby certify: that the following resolutions were duly adopted by the Board of Directors on May 9, 2018, and that such resolutions remain in full force and effect; and that such resolutions were approved by a majority of the Directors of Fund VII who are not “interested persons” of Fund VII.
WHEREAS, it is proposed, and the Board of Directors of Fund VII deems it advisable, that Fund VII be insured against loss under an Investment Company Blanket Bond issued by ICI Mutual Insurance Company in the amount of $900,000 per occurrence, at a premium of $5,067.29, such premium to be paid fully by Fund VII (the “Fund Bond”); and
WHEREAS, the Board of Directors of Fund VII has considered the adequacy of the Fund Bond with due consideration to all relevant factors, including, but not limited to the value of the aggregate assets of the Fund to which any person covered by the Fund Bond may have access, the type and terms of the arrangements made by the Fund for the custody and safekeeping of its assets, and the nature of the securities in Fund’s portfolio; so be it
RESOLVED, that (i) the form of Fund Bond and $900,000 per occurrence in fidelity bond coverage for Fund VII be, and hereby are, determined to be reasonable in accordance with Section 17(g) and Rule 17g-1 under the Investment Company Act of 1940 and (ii) the premium in the amount of $5,067.29, for Fund VII, be and each hereby is, approved;
FURTHER RESOLVED, that the Fund Bond is approved;
FURTHER RESOLVED, that the Chief Financial Officer be, and hereby is, authorized to execute and deliver the Fund Bond; and
FURTHER RESOLVED, that upon successfully executing and delivering the Fund Bond, the Chief Financial Officer be, and he hereby is, instructed and authorized to file the Fund Bond with the Securities and Exchange Commission and complete every other requirement of Section 17(g) and Rule 17g-1 under the Investment Company Act of 1940.

I am also providing the following statements in accordance with Rule 17g-1:

The premium for the bond has been paid through June 30, 2019.

IN WITNESS WHEREOF, I have hereunto signed my name this 7th day of August 2018.

/S/ Martin D. Eng
Martin D. Eng